Exhibit 10.1

EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”), dated as of September 27, 2022, by and between Ziff Davis, Inc., a Delaware corporation (together with its affiliates, the “Company”) and Layth Taki (“Executive”).
Recitals
WHEREAS, Executive is to be engaged by the Company as its Chief Accounting Officer and the Company and Executive desire to set forth the terms of Executive’s employment with the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2.Term. The term of Executive’s employment hereunder by the Company will commence on September 27, 2022 (the “Effective Date”) and will continue until the earlier of (i) the three (3) year anniversary of the Effective Date (such three (3) year period, the “Initial Term”) and (ii) the termination of Executive’s employment with the Company for any reason, as described in this Agreement. Following the Initial Term, the period of Executive’s employment pursuant to this Agreement will be extended automatically for one (1) year periods (each successive one (1) year period, a “Renewal Term”) unless either party notifies the other party of nonrenewal at least three hundred sixty-five (365) days prior to the end of the Initial Term or the then current Renewal Term, as applicable. Each additional Renewal Term shall be added to the end of the next scheduled expiration date of the then current Initial Term or Renewal Term, as applicable. Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period”.
3.Position and Duties. During the Employment Period, Executive will serve as the Company’s Chief Accounting Officer and will report to the Company’s Chief Financial Officer. Executive will have duties and authority consistent with such position and such other duties as the Company’s Chief Financial Officer may assign to Executive from time to time. Executive agrees to devote substantially all of Executive’s business time and attention to the performance of Executive’s duties for the Company. Without the consent of the Company, during the Employment Period, Executive will not undertake any outside business commitments, including service on the board of directors, trustees or any similar governing body of any for-profit entity. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate Section 9(a), (b), (c) or (d) of this Agreement, to manage Executive’s personal, financial and legal affairs and serve on civic or charitable boards or committees.
4.Place of Performance. The primary physical place of employment of Executive will be at the Company’s offices in New York.

5.Compensation and Related Matters.
(a)Base Salary. Executive’s current base salary is $400,000 per year (“Base Salary”), and is payable in approximately equal installments in accordance with the Company’s customary payroll practices.

(b)Annual Bonus. Executive is eligible to participate in any annual bonus plan that the Company may implement for senior executives of the Company at any time during the Employment Period. Executive’s current annual bonus (“Annual Bonus”) target is $200,000 payable, to the extent earned, in accordance with the terms of the Company’s annual bonus plan applicable to Executive.
(c)Annual Long-Term Incentive Awards. During the Employment Period, Executive is eligible to participate in any long-term incentive compensation plans generally made available to senior executives of the Company.
(d)Benefits. During the Employment Period, Executive is entitled to participate in the benefit plans and programs made available to the Company’s employees generally, as such plans and programs may be in effect from time to time.
(e)Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executives of the Company.
6.Reasons for Termination of Employment. Executive’s employment under this Agreement will terminate and the Employment Period shall end, upon the earliest to occur of any of the following events. Effective as of the date of any termination of Executive’s employment for any reason (the date on which Executive’s employment terminates, the “Termination Date”), Executive hereby agrees to tender Executive’s resignation from, and will be deemed to have automatically resigned from, all offices and directorships held at the Company and any of its Affiliates at the date of such termination.
(f)Death. Executive’s employment hereunder will terminate upon Executive’s death.
(g)Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform Executive’s duties hereunder for a continuous period of one hundred and eighty (180) days, the Company may terminate Executive’s employment hereunder for “Disability.”
(h)Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s: (i) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (ii) willful and continued failure substantially to perform duties and obligations to the Company (other than any such failure resulting from incapacity due to physical or mental illness); (iii) misconduct that is materially injurious (including injury to reputation) to the Company or its affiliates; (iv) material violation of any applicable employee handbook (including any code of conduct) of the Company; or (v) material violation of any contract or agreement between Executive and the Company or any of its affiliates, or of any duty owed to the Company or any of its affiliates; provided that with respect to items (ii), (iii), and (iv) to the extent any such action by Executive is curable, as determined by the Company in good faith, Cause shall exist only if Executive fails to cure such action(s) within ten (10) business days after the Board has provided Executive with written notice specifying the action(s) which it deems is a basis for a termination for Cause.
(i)Good Reason. Executive may terminate Executive’s employment for “Good Reason” within ninety (90) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within thirty (30) days of Executive becoming aware of such condition): (i) a material reduction by the Company in Executive’s Base Salary, Annual Bonus opportunity, or grant date value (or its equivalent) of long-term incentive compensation awards, in each case, other than a uniform cross-executive team reduction that does not exceed ten percent (10%) of Executive’s total target compensation; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a relocation of Executive’s primary physical location of employment to a location more than thirty (30) miles outside of New York, New York or more than thirty (30) miles further from Executive’s residence at the time of such relocation; or (iv) a material breach of this Agreement by the Company.
(j)Without Cause. The Company may terminate Executive’s employment for any reason during the Term at any time.
(k)Without Good Reason. Executive may terminate Executive’s employment during the Term at any time upon not less than one (1) months’ notice.
7.Compensation upon Termination of Employment. Except as provided in this Section 7, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of Executive’s employment, regardless of the reason for such termination.
(l)Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will pay Executive (or Executive’s estate in the event of Executive’s death) as soon as practicable following the Termination Date (i) any compensation earned but not yet paid, including and without limitation, any amount of Base Salary earned but unpaid and any accrued vacation pay payable pursuant to the Company’s policies, (ii) any unreimbursed business expenses payable pursuant to Section 5(e), and (iii) any other compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.
(m)Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 7(a) hereof and, in addition, the Company will, subject to Section 7(d), provide to Executive (i) an amount equal to the Severance Amount, (ii) the Pro Rata Bonus, (iii) the Medical Benefits and (iv) the Equity Vesting Benefits.
(i)The “Severance Amount” will be equal to:
(A)if such termination is (1) within three (3) months prior to, and is in connection with, a Change in Control of the Company, and the Change in Control is consummated, or (2) within two (2) years following a Change in Control of the Company (a “Qualifying CIC Termination”), two (2) times the sum of Executive’s then current: (x) Base Salary, and (y) target Annual Bonus, payable in a lump sum no later than sixty (60) days after the Termination Date; provided that, in no event, shall Base Salary or target Annual Bonus be lower than the amounts reflected in Sections 5(a) and 5(b) respectively for purposes of this Section 7(b)(i)(A); or
(B)if such termination is not a Qualifying CIC Termination, one (1) times the sum of Executive’s then current (x) Base Salary, and (y) target Annual Bonus, payable in equal installments over a period of twelve (12) months in accordance with the Company’s standard payroll procedures commencing no later than sixty (60) days after Executive’s Termination Date; provided that, in no event, shall Base Salary or target Annual Bonus be lower than the amounts reflected in Sections 5(a) and 5(b) respectively for purposes of this Section 7(b)(i)(B).

(i)The “Pro Rata Bonus” will be equal to (1) the then current Annual Bonus earned in the year of termination based on actual Company performance at the end of the performance period, multiplied by the number of days in the year up to and including the Termination Date and divided by 365; plus (2) any unpaid Annual Bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Termination Date, provided that Executive shall not be required to meet any continuing employment requirement to receive any such unpaid Annual Bonus. The Pro Rata Bonus will be in a lump sum when bonuses for the applicable period are paid to the Company’s other executive officers, but, in any event, in the fiscal year following the fiscal year in which such Annual Bonus is earned.
(ii)The “Medical Benefits” require the Company to provide Executive group health benefits as if Executive were an employee of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for twelve (12) months (provided that in the event of CIC Qualifying Termination, such benefits will be provided for eighteen (18) months) following the Termination Date. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or any other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws.
(iii)The “Equity Vesting Benefits” mean:
(C)if such termination is a Qualifying CIC Termination, then the treatment of Executive’s Company equity awards (or equity awards issued to Executive in replacement of such Company equity awards in connection with a Change in Control) that remain outstanding and unvested as the Termination Date shall be governed by the Company’s j2 Global, Inc. 2015 Stock Option Plan (or any successor plan) and any award agreements thereunder; or
(D)notwithstanding anything to the contrary set forth in Executive’s equity award agreements, if such termination is not a Qualifying CIC Termination, then (1) all of Executive’s then-outstanding and unvested time-based equity awards that would have vested during the twelve (12) month period following the Termination Date will become vested in full, and (2) all of Executive’s then-outstanding and unvested performance-based equity awards will remain outstanding and eligible to vest during the twelve (12) month period following the Termination Date.
(ii)“Change in Control” will have the meaning set forth in the j2 Global, Inc. 2015 Stock Option Plan.
(n)Death/Disability. In the event Executive’s employment is terminated by Executive’s death, or due to Executive’s Disability pursuant to Section 6(b), (i) Executive (or Executive’s beneficiary, legal representative or estate, as the case may be) will be entitled to the payments and benefits provided in Section 7(a) hereof and to the Pro Rata Bonus, and (ii) the treatment of Executive’s Company equity awards (or equity awards issued to Executive in replacement of such Company equity awards in connection with a Change in Control) that remain outstanding and unvested as the Termination Date shall be governed by the Company’s j2 Global, Inc. 2015 Stock Option Plan (or any successor plan) and any award agreements thereunder.
(o)Condition to Payment. Executive’s right to receive any payments and benefits set forth in this Section 7 (other than payments and benefits provided in Section 7(a) hereof and other than in the event of Executive’s death) is conditioned upon Executive’s (i) execution, delivery and non-revocation of a general release agreement (the “Release”) in substantially the form used by the Company by the fifty-fifth (55th) day after Executive’s Termination Date and (ii) ongoing compliance in all material respects with the restrictive covenants set forth in Section 9 hereof.

8.Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
9.Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.
(p)Confidential Information. During the Employment Period and thereafter, Executive will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which will have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with carrying out Executive’s duties under this Agreement, Executive will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive will use Executive’s reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any such charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf; provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(q)Removal of Documents; Rights to Products. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out Executive’s duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive will and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by Executive alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this Section and of any applicable employee manual or similar policy of the Company, the provisions of this Section will govern.
(r)Non-Competition. During the Employment Period, and for a six (6) month period after the date Executive’s employment is terminated by the Company or by Executive for any reason other than a termination of Executive’s employment by Executive without Good Reason, Executive will not directly or indirectly (without the prior written consent of the Company):
(i)hold a five percent (5%) or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or
(ii)associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
(A)that is substantially related to any activity in which Executive was engaged with the Company during the twelve (12) months prior to the Termination Date,
(B)that is substantially related to any activity for which Executive had direct or indirect managerial or supervisory responsibility with the Company during the twelve (12) months prior to the Termination Date, or
(C)that calls for the application of specialized knowledge or skills substantially related to those used by Executive in Executive’s activities with the Company during the twelve (12) months prior to the Termination Date.
For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity that competes anywhere with any activity in which the Company is then engaged or (B) holds a five percent (5%) or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
(a)Non-Solicitation. During the Employment Period, and for a one (1) year period after Executive’s employment is terminated by the Company or Executive for any reason, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company):
(i)Solicit any Client to transact business with a Competitive Enterprise with respect to a competitive activity or Solicit any Client to reduce or refrain from doing any business with the Company,
(ii)transact business with any Client with respect to a competitive activity that would cause Executive to be engaged in a Competitive Enterprise,
(iii)interfere with or damage any relationship between the Company and a Client, or

(iv)Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior twelve (12) months) to resign from the Company or to apply for or accept employment with any other business or enterprise.
For purposes of this Agreement, a “Client” means any client or prospective client of the Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
(a)Non-Disparagement. During the term of this Agreement and thereafter Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of their employees, officers or directors. During the term of this Agreement and thereafter the Company will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Executive; provided, however, (i) that that the Company shall not be accountable for any actions of its employees, provided that the Company instructs its executive officers to comply with the foregoing, and (ii) notwithstanding the foregoing, during Executive’s employment, nothing shall prevent the Company from reasonably critiquing, publicly or otherwise, the business operations of the Company or Executive’s performance related thereto.
(b)Validity. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 9 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.
(c)Injunctive Relief. In the event of a breach or threatened breach of this Section 9, Executive agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.
(d)Cease Payments. In the event that Executive materially breaches Section 9(a), 9(b), 9(c), 9(d) or 9(e), the Company’s obligation to make or provide payments or benefits under Section 7 will cease.
(e)Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 9.
10.Indemnification. The Company will indemnify Executive and hold Executive harmless to the fullest extent permitted by law for any action or inaction by Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan, including advancement of applicable, reasonable legal expenses. The Company will obtain customary directors’ and officers’ liability insurance.
11.Successors; Binding Agreement. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of, and be enforceable by, Executive’s legal representatives. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.
12.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
The address then on file with the Company
If to the Company:
Ziff Davis, Inc.
114 5th Avenue, 15th Floor
New York, NY 10011
(212) 503-3500

Attention: Legal Department
Email: legal@ziffdavis.com
13.Resolution of Differences Over Breaches of Agreement. The parties will use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement will not apply to any claim or dispute under or relating to Section 9 of this Agreement. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim will be resolved by arbitration in New York, in accordance with the rules then applicable of the American Arbitration Association. The Company will pay the administrative fees and the arbitrator’s fees and expenses. The prevailing party shall be awarded such party’s expenses (including any administrative fees and arbitrator’s fees and expenses incurred by the Company in connection with the preceding sentence) and reasonable attorneys’ fees in an aggregate amount not to exceed $200,000. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
14.Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
15.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of law principles.
16.Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement.
17.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

18.Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with or to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. Because Executive is a “specified employee” (as that term is used in Section 409A), on the date his separation from service becomes effective, any benefits payable under Section 7 that constitute non-qualified deferred compensation under Section 409A shall be delayed until the earlier of (a) the business day following the six-month anniversary of the date his separation from service becomes effective, and (b) the date of Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (a) the business day following the six-month anniversary of the date his separation from service becomes effective, and (b) the date of Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 7. Any termination of Executive’s employment triggering payment of benefits under Section 7(v) must constitute a “separation from service” under Section 409A and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service, any benefits payable under Section 7(b) that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service. In no event may Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Finally, if the period after the Termination Date during which the Release must become effective spans two calendar years, any payments or benefits conditioned on the Release will not be made or commence to be made until the second calendar year.
19.Representations. Executive represents and warrants to the Company that Executive is under no contractual or other binding legal restriction which would prohibit Executive from entering into and performing under this Agreement or that would limit the performance Executive’s duties under this Agreement.
20.Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
21.No Waiver. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

22.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed, emailed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ZIFF DAVIS, INC.		EXECUTIVE
By:	/s/ Michelle Dvorkin	/s/ Layth Taki
	Michelle Dvorkin Chief Human Resources Officer	Layth Taki